Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Golden Falcon Acquisition Corp. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated September 15, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Golden Falcon Acquisition Corp. as of September 3, 2020 and for the period from August 24, 2020 (inception) through September 3, 2020 appearing in the Registration Statement on Form S-1, as filed (File No. 333-251058), of Golden Falcon Acquisition Corp.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 17, 2020